Exhibit 99.1

David W. Devonshire and Edward A. Snyder Elected as Directors of Career Education Corporation

Steven H. Lesnik Elected Chairman of Board of Directors

HOFFMAN ESTATES, Ill.—(BUSINESS WIRE)—March 24, 2008—Career Education Corporation (NASDAQ:CECO) announced today that Edward (Ted) A. Snyder, dean and George Pratt Shultz Professor of Economics at the University of Chicago Graduate School of Business, and David W. Devonshire, former executive vice president and chief financial officer of Motorola, have joined the company’s board of directors. In addition, Steven H. Lesnik, chairman of KemperSports, Inc., has been elected as non-executive chairman of the board. Lesnik, who has been on the company’s board since February 2006, will take the helm from Robert E. Dowdell, who has stepped down as non-executive chairman.

As dean of the University of Chicago Graduate School of Business (GSB) since July 2001, Ted Snyder oversees the school’s academic programs in Chicago, London, and Singapore. Prior to joining Chicago GSB, Snyder’s career in academia included positions at Darden School, University of Virginia; Davidson Institute, University of Michigan; University of Michigan Business School; and Center for the Study of the Economy and the State, University of Chicago. Snyder also served as economist, Antitrust Division, for the U.S. Department of Justice. He is active in The Chicago Council on Global Affairs, is a member of the City of Chicago’s Civic Consulting Alliance, and is on the board of directors of World Business Chicago. Snyder earned his Ph.D. in economics from the University of Chicago, his M.A. in public policy from the University of Chicago, and his B.A. in economics and government from Colby College.

David Devonshire played a prominent role in the turnaround at Motorola during his tenure as CFO of the company from 2002 to 2007, driving twenty straight quarters of positive operating cash flow. He was recognized as one of the 100 most influential people in finance by Treasury and Risk Management Magazine (June, 2006) and one of the best CFOs for 2007, 2006 and 2005 according to Institutional Investor Magazine. Devonshire holds an M.B.A. from the Kellogg School of Management at Northwestern University, and a B.S. in accounting from Widener University in Pennsylvania. He serves on the board of directors for Arbitron, Inc., Roper Industries, ArvinMeritor, Inc., the advisory boards of CFO Magazine, Waterstone Management Group-Capital and LEK Consulting; and on the board of trustees for John G. Shedd Aquarium.

“Consistent with the management restructuring and repositioning of the organization, the election of Dave and Ted at the same time brings new perspective and expertise to the board,” said Steve Lesnik. “Dave’s deep financial expertise and Ted’s distinguished career in renowned post-secondary institutions will add invaluable insights moving forward, and we are extremely pleased to welcome professionals of their stature to the board. Our board is eager to continue our work with the new management team as we redefine the organization and position it to deliver value for all of its stakeholders over the long term.”

A former chairman of the Illinois Board of Higher Education, Lesnik is the founder, chairman and principal stockholder of KemperSports Management and KemperLesnik Communications. As part of succession planning initiated in 2007, Dowdell, who was a founder of CEC and has been on the board of the company since its inception in January 1994, has stepped out of the chairman role and will not stand for re-election to the board. All other directors will stand for re-election at the company’s Annual Meeting of Stockholders in May.

“We are deeply grateful to Bob for his leadership as chairman of the board since 2006 and as interim CEO in 2006/2007, and we are pleased that Steve has agreed to step into the chairman role,” said Gary E. McCullough, president and CEO of Career Education. “Both the organization and I continue to benefit from Steve’s insights and counsel. His experience in business, his acumen for communications strategy and his passion for education contribute to his unique perspective and the leadership that we value.”

About Career Education Corporation

The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to a diverse population of approximately 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in France, Italy, and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute; International Academy of Design & Technology; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing quality education, enabling students to graduate and pursue rewarding careers.

For more information, see the company’s website at http://www.careered.com. The company’s website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

CONTACT:
Career Education Corporation
Media:
Lynne Baker, 847-851-7006
Andrea Meyer, 847-585-3937
or
Investors:
Karen King, 847-585-3899
www.careered.com

SOURCE: Career Education Corporation